Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

November 3, 2025

Forward Industries, Inc.

700 Veterans Memorial Highway

Suite 100

Hauppauge, NY 11788

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have advised us that Forward Industries, Inc., a New York corporation (the “Company”) is filing a prospectus supplement (the “Prospectus Supplement”), dated November 3, 2025, with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933 (the “Act”) relating to a registration statement on Form S-3 (File No. 333-290312) (the “Registration Statement”) which was filed with the Commission under the Act and declared effective on September 17, 2025. You have requested that we furnish you with this opinion letter which is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Prospectus Supplement relates to the registration of the potential offer and resale by certain selling shareholders as set forth in the Prospectus Supplement of up to:

(i)	76,267,272 shares of the Company’s common stock (the “Common Stock”), par value $0.01 (the “Securities Purchase Agreement Shares”) of the Company issued to certain accredited investors pursuant to that certain Securities Purchase Agreement dated September 6, 2025 by and among the Company and each purchaser party thereto (the “Securities Purchase Agreement”) in a private placement offering that closed on September 10, 2025;

(ii)	228,765 shares of Common Stock (“Series B Converted Shares”) issued upon conversion of shares of Series B Preferred Stock (the “Series B”), par value $0.01 per share;

(iii)	12,864,601 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at an exercise price per share equal to $0.00001;

(iv)	4,458,796 shares of Common Stock (the “Advisor Warrant Shares”) issuable upon exercise of advisor warrants (the “Advisor Warrants”) at an exercise price per share equal to $0.01;

(v)	8,917,592 shares of Common Stock (the “Lead Investor Warrant Shares”) issuable upon the exercise of lead investor warrants (the “Lead Investor Warrants”) at an exercise price per share equal to $0.01; and

(vi)	111,111 shares of Common Stock (the “Series B Warrant Shares”) issuable upon the exercise of warrants issued to Series B investors (the “Series B Warrants”) at an exercise price per share equal to $6.50.

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We refer to the Securities Purchase Agreement Shares and the Series B Converted Shares collectively as the “Outstanding Registered Common Shares”. We refer to the Pre-Funded Warrants, the Advisor Warrants, the Lead Investor Warrants and the Series B Warrants collectively as the “Warrants”.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Certificate of Incorporation and Bylaws of the Company, both as amended and as in effect on the date hereof, (ii) the Prospectus Supplement and the Registration Statement, (iii) records of the Company’s transfer agent, (iv) the Securities Purchase Agreement and related Registration Rights Agreement, (v) the Warrants, (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the assumptions, qualifications, exceptions, and limitations set forth herein, we are of the opinion that:

(a) the Outstanding Registered Common Shares (described in (i) and (ii) above) have been duly authorized and are validly issued, fully paid and nonassessable; and

(b) when issued upon exercise of the Warrants (described in (iii) through (vi) above) in accordance with their terms and upon payment of the exercise price therefor, the shares of Common Stock issuable upon such exercise will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the base prospectus forming part of the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

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